Exhibit A2

                             ARTICLES OF AMENDMENT
                                      OF
                    THE NEW AMERICA HIGH INCOME FUND, INC.

       The New America High Income Fund, Inc. (hereinafter referred to as the "Corporation"), a Maryland corporation having its principal office in Baltimore City, Maryland, hereby certifies that:

FIRST: The charter of the Corporation is hereby amended as follows:

       1. Article V is amended by adding the following as Article V(E) following
Article V(D):

              "(E) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted. No provision of this Article V(E) shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation of its security holders as which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. No future amendment to this Article V(E) shall affect any right of any person under this
          Article V(E) based on any event, omission or proceeding prior to such amendment."

       2. Paragraphs 3(b) and 8(a)(iv) of Article IV(C) are amended by adding the following at the end of each such paragraph.

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               "Notwithstanding anything herein to the contrary, to the extent that the term of these Articles of Incorporation (including without limitation the provisions of paragraphs 3(b) and 8(a)(iv) of Article IV(C) hereof including therein the definitions of "Dividend Payment Date" and "Auction Date") would require the holding of an Auction on a day which is the last Business Day of any calendar quarter (i.e., the last Business Day of March, June, September and December), such Auction shall instead be held on the second succeeding Business Day after such last Business Day of the calendar quarter, and the related Dividend Payment Date shall occur on the first Business Day thereafter that is next succeeded (unless the Paying Agent shall make payments in same-day funds) by a day which is also a Business Day; provided, however, that following such Auction Date and Dividend Payment Date the sequence of Auctions and Divident Payment Dates shall continue to occur in accordance with the schedule and sequence provided for in these Articles of Incorporation, including without limitation paragraphs 3(b) and 8(a)(iv) of Article IV(C) hereof; and all provisions of these Articles of Incorporation, including the defined terms contained herein, shall be construed and applied to give effect to any deferral of the Auction Date required by this sentence as and to the extent required."

       3. Paragraph 6(a) of Article IV(C) is amended and restated in its entirety to provide as follows:

              "(a) General. Each Holder of Preferred Stock shall be entitled to one vote for each share held on each matter on which the Holders of the Preferred Stock are entitled to vote and, except as otherwise provided in these Articles of Incorporation or by law, the holders of the Preferred Stock and the Common Stock of the Corporation shall vote together as one class on all matters submitted to the stockholders; provided, however, that at any meeting of the stockholders of the Corporation held for the election of directors, the Holders of the Preferred Stock shall be entitled as a class, to the exclusion of the holders of the Common Stock, to elect two directors and, subject to paragraph 6(b) hereof, the holders of the Common Stock, voting as a separate class, shall be entitled to elect the balance of the directors of the Corporation."

   SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

   IN WITNESS WHEREOF, THE NEW AMERICA HIGH INCOME FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on this 15th day of June, 1989.

                                        THE NEW AMERICA HIGH INCOME FUND, INC.

                                        By: /s/ Patricia Ostrander
                                                Patricia Ostrander
                                                President


ATTEST:

/s/ Richard E. Floor
Richard E. Floor
Secretary

   THE UNDERSIGNED, President of The New America High Income Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                           /s/ Patricia Ostrander
                                           Patricia Ostrander

VP-??446N